Exhibit 3.124

OPERATING AGREEMENT

OF

NEW DIMENSIONS, LLC

This Operating agreement, dated as of June 13 , 2012 (this "Agreement"), of NEW DIMENSIONS, LLC is entered into by VANGUARD HEALTH MANAGEMENT, INC. d/b/a VANGUARD HEALTH CHICAGO (the "Member").
New Dimensions, LLC is a limited liability company formed pursuant to and in accordance with the Illinois Limited Liability Act (805 Ill. Comp. Stat. 180/1, et seq.), as amended from time to time (the "Act"), and the Member hereby agrees as follows:
1.Name; Formation. The name of the limited liability company is New Dimensions, LLC (the "Company"), or such other name as the Member may from time to time hereafter designate. The Company shall be formed upon the execution and filing by the Member, by any person designated by the Member or by any officer, agent or employee of the registered agent of the Company in the State of Illinois of articles of organization of the Company with the Secretary of State of the State of Illinois setting forth the information required by Section 5-1 of the Act. The Company shall operate under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Member shall be governed by the Act.

2.Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I of the Act.

3.Purpose. The Company is formed for the purpose of owning and operating a care coordination entity ("CCE") in compliance with Public Act 096-1501 ("Medicaid Reform"), as may be amended from time to time, on behalf of the participating hospitals, federally qualified health centers, physician practices, behavioral health providers, case management providers, and other Medicaid-enrolled providers and suppliers, as applicable (collectively, "CCE Participants") and to engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company's purpose is to provide care coordination services, produce better health outcomes, and render better savings for Medicaid beneficiaries ("Beneficiaries").

4.Offices; Registered Agent. The principal place of business of the Company shall be 150 N. Wacker Drive, Suite 700, Chicago, Illinois 60606 or such other place as may be designated from time to time by the Member. Such additional offices as the Member may determine to establish shall be located at such place or places inside or outside the State of Illinois as the Member may designate from time to time. The name and address of the registered agent and registered office of the Company for service of process on the Company in the State of Illinois shall be as provided in the Articles of Organization, as may be amended from time to time. The Member may change such registered office and/or registered agent in accordance with the Act.

5.Member. The name and the mailing address of the Member are as set forth on Schedule A attached hereto, as the same may be amended from time to time.

6.Term. The term of the Company shall commence on the date of filing of the Articles of Organization of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 14 of this Agreement and articles of dissolution are filed in accordance with the Act.

7.Powers; Management.

A.Powers Reserved to the Member. The Member retains all authority and control over the assets of the Company but has delegated certain authority to a Board of Representatives of the Company ("Board of Representatives") and to the Board of Trustees of the Company ("Board of Trustees"). Notwithstanding any other provision of this Agreement, the Member shall have the power to unilaterally take any and all actions required to:

(a)effectuate the capitalization, merger, acquisition, consolidation, liquidation, or dissolution of the Company or any amendment, change, modification, or supplement to, or waiver of, any merger, acquisition, consolidation, liquidation, or dissolution; and

(b)admit new Members to the Company on such terms as may be established by the Member, and in connection with any such admission, the Schedule A shall be amended to reflect the name, address and capital contribution (if any) of the additional Member and any changes in Membership Percentage of the Member in connection with the admission of the additional Member.

B.Board of Representatives. The Member shall appoint a Board of Representatives, which shall be vested by the Member with certain approval powers. The Board of Representatives shall meet at such times, in such manner, and at such places as the Board of Representatives may designate; appoint officers; and take action on behalf of the Company by means of the affirmative vote of the majority of the Board of Representatives present at a meeting at which a majority of such Representatives is present. The prior written consent of the Board of Representatives shall be required for any of the following actions: (1) adoption of and approval of any alteration, amendment, or repeal of the Articles of Organization or this Agreement; (2) establishing annual operating and capital budgets of the Company; (3) approval of any expenditure or agreement, other than those involving reimbursement to CCE Participants in accordance with their Participation Agreements, leading to an expenditure that exceeds $10,000.00 per transaction and $25,000.00 in the aggregate per year; (4) purchase or acquisition of any real, personal, or mixed property not included within an amount designated in any operating or capital budget; (5) any sale, gift, lease, mortgage, or other transfer or encumbrance of any real, personal, or mixed property of the Company; (6) borrowing or lending money or the creation of indebtedness through the guaranty of another's debt or similar action; and (7) commencement, disposition, termination or settlement of claims or litigation, or of any claim or threat of litigation, not fully reimbursed by third-party insurance.

C.Board of Trustees. With respect to the Company, all powers of the Company not specifically reserved to the Member or the Board of Representatives shall be vested in a Board of Trustees of the Company that shall serve as the governing body of the Company. The Board of Trustees shall oversee the operation and strategic direction of the Company, holding Officers, as defined in Section 7C(c)(1), accountable for meeting the goals of the Company as may be established by the Board of Trustees. The Board of Trustees shall ensure that the CCE Participants provide quality medical care that meets the objectives of Public Act 096-1501, including providing quality, efficient coordination of healthcare services that produces positive healthcare outcomes and savings for Beneficiaries. Each Trustee shall have a fiduciary duty to put the Company's interest before the interests of any CCE Participant or any participating individual provider / supplier and must act consistently with that fiduciary duty.

(a)Composition of Board of Trustees.

(1)Initial Board of Trustees. The Board of Trustees shall initially consist of two Trustees as named in Schedule B attached hereto ("Initial Trustees"). One Initial Trustee shall be a physician representative ("Physician Trustee"), and the other Initial Trustee shall be a hospital representative ("Hospital Trustee") as set forth in Schedule B. The Initial Trustees shall appoint one additional Physician Trustee from among CCE Participants comprised solely of individual or groups of Medicaid-enrolled physicians ("CCE Participant Physicians") and two additional Hospital Trustees from among the Company-affiliated hospitals ("CCE Participant Hospitals"). By mutual agreement of the Physician Trustees and Hospital Trustees, one additional Trustee shall be appointed who (1) is a Beneficiary served by the Company, (2) does not have a conflict of interest with the Company as described in the Company's Conflict of Interest Policy ("Conflicts Policy"), and (3) does not have an immediate family member with a conflict of interest with the Company as described in the Conflicts Policy ("Beneficiary Trustee"). The Beneficiary Trustee shall be considered a Hospital Trustee for the purposes of establishing a quorum and voting. These six Trustees shall constitute the Initial Board of Trustees.

(2)Term of Office; Election. Those Trustees appointed to the Initial Board of Trustees shall serve staggered terms of one, two, and three years as set forth in Schedule B hereto. Thereafter, the CCE Participant Physicians shall at all times maintain two seats on the Board of Trustees through election of replacement Physician Trustees, and the CCE Participant Hospitals shall at all times maintain three seats on the Board of Trustees through appointment of replacement Hospital Trustees. Replacement Beneficiary Trustees shall be appointed by mutual agreement of the then-current Physician Trustees and Hospital Trustees and shall be considered Hospital Trustees for the purposes of establishing a quorum and voting. After the initial staggered terms, each Trustee shall serve for a term of three years and shall hold office until his/her successor is duly appointed or elected or until his/her earlier death, resignation, disqualification, or other termination of office in accordance with law, the Articles of Organization of the Company, or this Agreement. A Trustee may be reelected or reappointed for an unlimited number of terms.

(3)    Other CCE Participants. In the event an individual or group of Medicaid-enrolled providers or suppliers that does not meet the definition of CCE Participant physician or CCE Participant Hospital ("Other CCE Participant") joins the Company as a CCE Participant, the Company shall provide a mechanism for the Other CCE Participant to meaningfully contribute to the Company's governance.

(b)Meetings of the Board of Trustees.

(1)Meetings. The Board of Trustees shall meet at such times and at such places as the Board of Trustees may designate. Special meetings of the Board of Trustees shall be held at the request of a majority of the Board of Trustees upon at least two business days' written notice to all of the Trustees, or upon such shorter notice as may be approved by all of the Trustees; provided that if the nature of the action to be taken is such that time is of the essence with respect to such action, such meeting may be held without such two business days' notice if at least one business day's notice has been given and (1) a good faith effort has been made to notify and consult with each of the Trustees entitled to vote on such action and (2) a quorum exists for the taking of such action. Any Trustee may waive the requirement of such notice as to itself, before, at or after the meeting.

(2)Conduct of Meetings. Any meeting of the Board of Trustees may be held in person, telephonically or through other communications equipment by means of which all participating members of the Board of Trustees can simultaneously hear each other during the meeting.

(3)Quorum. The presence of a majority of the Physician Trustees and the presence of a majority of the Hospital Trustees shall be necessary to constitute a quorum of the Board of Trustees for the purposes of conducting business.

(4)Voting. Each Trustee shall have a single vote. There shall be no voting by proxy. Except as otherwise required by Law, the affirmative vote of a majority of the Physician Trustees in attendance and a majority of the Hospital Trustees in attendance at any meeting at which a quorum is present shall be required to authorize any action. Any vote, consent or other action of the Board of Trustees may be undertaken with the unanimous written consent (in lieu of meeting) of the Trustees, in each case who have been appointed and who are then in office.

(5)Payments to Trustees; Reimbursements. All Trustees will serve without compensation except for reimbursement of their reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Trustees meetings and carrying out such other duties and functions as may be authorized by the Board of Representatives.

(6)Board of Trustees Committees. The Board of Trustees may organize such committees of the Board of Trustees as it deems reasonably necessary to effectively govern the Company. The following standing committees shall be appointed by the Board of Trustees as soon as is practicable after the execution of this agreement:

(i)    Clinical Initiatives Committee. The Clinical Initiatives Committee shall (1) research, propose, and recommend evidence-based clinical performance measures, quality benchmarks, practice guidelines, clinical indicators, utilization control mechanisms, and case and disease management for the Company; (2) review and, if appropriate, adjust the measures, guidelines, and clinical indicators based on reported data at least annually; (3) adopt, execute, and recommend enforcement of the compliance policy acceptable to participating providers and serve as the venue for peer review processes in conjunction with guidance from the Board of Trustees; (4) oversee all credentialing and recredentialing functions that are necessary in order to appropriately open and approve Company membership for participating providers in accordance with the Credentialing Policy; and (5) produce and distribute summary reports which will be disseminated at least quarterly to each CCE Participant in report card format. The Clinical Initiatives Committee shall not have independent authority over the Company but shall provide recommendations on all such actions it considers to the Board of Trustees.

(ii)    Finance Committee. The Finance Committee shall (1) consider establishing performance-based distribution parameters and methodology; (2) determine and periodically review the shared savings distribution methodology and any corresponding advanced payment of such shared savings; (3) develop and recommend the annual operating budget; and (4) receive education and counseling on antitrust guidelines and how to handle competitively sensitive information. The Finance Committee shall not have independent authority over the Company but shall provide recommendations on all such actions it considers to the Board of Trustees.

(iii)    Information Technology Planning Committee. The Information Technology Planning Committee shall (1) oversee the integration of clinical activity with the Health Information Technology ("HIT") System; (2) coordinate the exchange of information, as applicable, with CMS, including applicable data on utilization and quality of care; (3) provide guidance with respect to generation of quality reports, including provider report cards, and ongoing operation of the HIT System; and (4) collaborate with the Clinical Initiatives Committee to ensure that the HIT System supports their efforts. The Information Technology Planning Committee shall not have independent authority over the Company but shall provide recommendations on all such actions it considers to the Board of Trustees.

(7)Conflict of Interest. Each Trustee shall abide by the Conflicts Policy as adopted by the Board of Trustees.

(8)Compliance Policy. The Board of Trustees shall adopt a Compliance Policy that shall apply to all CCE Participants and all of the Company's suppliers, contractors, employees, agents, and other representatives.

(c)Officers.

(1)Designation and Appointment. In furtherance of the establishment and oversight of the Company's clinical and administrative systems which promote the objectives of Public Act 096-1501, the Board of Trustees shall retain a President of the Board of Trustees, subject to the supervision and control of the Board of Trustees. The Board of Trustees may, from time to time, designate Officers of the Board of

Trustees, with titles including but not limited to "Vice Chairman," "Vice President," and "Secretary" as and to the extent authorized by the Board of Trustees. Any number of offices may be held by the same Person. With the exception of the office of President and in the Board of Trustee's discretion, the Board of Trustees may choose not to fill any office for any period as it may deem advisable. Officers need not be a Member. Any Officers so designated shall have such authority and perform such duties as the Board of Trustees may, from time to time, delegate to them. The Board of Trustees may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall have qualified as an Officer or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Board of Trustees shall be fixed from time to time by the Board of Trustees and approved by the Board of Representatives.

(2)Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board of Trustees. The acceptance by the Board of Trustees of a resignation of any Officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any Officer may be removed as such, either with or without cause, at any time by the Board of Trustees. Designation of any Person as an Officer by the Board of Trustees shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(3)Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company and the Member duties of loyalty and due care of the type owed by the officers of a corporation to such corporation, and keep the Board of Trustees reasonably apprised of material developments in the governance of the Company.

(4)President. A President of the Board of Trustees shall be appointed by the Board of Trustees from among themselves. The President's appointment and removal shall be under the control of the Board of Trustees. The President shall demonstrate the ability to influence or direct clinical practice to improve efficiency, processes, and outcomes. The President shall preside over meetings of the Board of Trustees. In the absence of the President of Trustees, the Vice President or any one of the other Officers shall preside at all meetings of the Board of Trustees.

(5)Vice President(s). The Vice President(s) of the Board of Trustees shall perform such duties and have such other powers as the Board of Trustees may from time to time prescribe.

(6)Secretary. The Secretary of the Board of Trustees (1) shall keep the minutes of all meetings of the Board of Trustees in books provided for that purpose; (2) shall attend to the giving and serving of all notices; (3) shall in general perform all duties incident to the office of the Secretary, subject to the control of the Board of Trustees; and (4) shall discharge such other duties as shall be prescribed from time to time by the Board of Trustees or the President. In the case of the absence or disability of the Secretary, the Board may appoint one or more assistant Secretaries to perform the duties of the Secretary during such absence or disability.

(7)    Executive Director. The Board of Representatives may appoint an Executive Director who shall, in consultation with the President and Board of Trustees, provide general supervision, administration and direction over the operations of the Company and its facilities, officers, and employees, subject to the overall authority of the Board of Representatives. The Executive Director shall be responsible for providing administrative staff support to committees; providing information to the various committees necessary for the fulfillment of their functions; and coordinating the preparation of the Company's annual operating and capital budgets. To the extent authorized by the Board of Representatives, the Executive Director shall have the power and authority to appoint, hire, dismiss, regulate hours of work, and set and adjust rates of pay for all subordinate personnel of the Company. The Executive Director shall have general charge and supervision of the day to day affairs of the Company; may sign and execute, in the name of the Company, all contracts authorized by the Board of Trustees or Board of Representatives, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company; and, in general, shall perform all duties incident to the powers granted above, and such other duties as are from time to time requested by the Board of Trustees or Board of Representatives.

8.Member Action. Any action of the Member shall be authorized if the affirmative vote of the holders of a majority of the membership interests present at a meeting at which a quorum is present shall be obtained. Any action which may be taken by the Member under this Agreement shall be authorized if consents in writing setting forth the action so taken are signed by the Member.

9.Capital Contributions. The Member shall make capital contributions to the Company in such amounts and at such times as may be determined by the Member, which amounts will be set forth in the books and records of the Company.

10.Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member, as set forth on Schedule A (the "Membership Percentage"). So long as there is only one Member, the Member intends that the Company shall be disregarded for federal income tax purposes under Treasury Regulations Sections 301.7701-1,-2, and -3 and also disregarded for state income tax purposes under the relevant provisions of state law. Accordingly, the Company shall be disregarded as an entity separate from the sole Member for federal and state income tax purposes, and all profit and loss of the Company shall be treated as profits and losses of the sole Member. If one or more additional Members are admitted to the Company, the Company shall be treated as a partnership for income tax purposes, and this Agreement shall be amended to provide for the allocation of profits and losses of the Company to the Members in accordance with their respective Interests in the Company.

11.Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts as unanimously determined by the Member. Such distributions shall be divided among the Member in the same proportion as its Membership Percentages.

12.Assignments; Withdrawals. A Member may not assign in whole or in part his limited liability company interest without the written consent of all of the other Members, if any, which consent may be granted or withheld in a Member's sole and absolute discretion. No Member shall have the right to resign from the Company except with the consent of the other Member and upon such terms and conditions as may be specifically agreed upon between such other Member and the resigning Member. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation.

13.Dissolution. The Company shall dissolve and terminate upon (1) a decision to dissolve the Company by the Member; (2) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or (3) the entity of a decree of judicial dissolution under Section 180/35-1 of the Act.

A.    Winding Up and Distribution of Assets. Upon dissolution of the Company for any reason, the Member (or another Person designated by the Member) shall take full account of the Company's assets and liabilities, and shall liquidate any remaining assets of the Company as promptly as is consistent with obtaining the fair market value thereof, unless the Member decides to distribute some or all of such assets in kind. The Member (or designated Person) shall apply and distribute the proceeds from dissolution in the following order:

(a) First, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof, including the establishment of reserves for any contingent liabilities); and

(b) Second, to the extent of any remainder, to the Member.

B.    Articles of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Member, Articles of Dissolution shall be executed, which shall set forth the information required by the Act, and shall be filed with the Secretary of State of Illinois in accordance with the Act.

14.Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Representative, Trustee or Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Representative, Trustee or Officer.

15.Assurances. The Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as it deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

16.Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "Notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A Notice must be addressed to the Member at the Member's last known address on the records of the Company. A Notice to the Company must be addressed to the Company's principal office. A Notice delivered personally shall be deemed given only when acknowledged in writing by the person to whom it is delivered. A Notice that is sent by mail shall be deemed given five business days after it is mailed. Any party may designate, by

Notice to all of the others, substitute addresses or addresses for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addresses.

17.Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement by the Member. It supersedes prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the unanimous written consent of the Member.

18.Section Headings. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

19.Binding Provisions. This Agreement is binding upon the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, permitted transferees and permitted assigns.

20.Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

21.Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

22.Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

23.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Illinois, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the party hereto hereby executes this Agreement of the Company as of the day and year first above written.

VANGUARD HEALTH MANAGEMENT, INC.,
d/b/a VANGUARD HEALTH CHICAGO
its Member

By: /s/ William T. Foley
William T. Foley

Its: Senior Vice President-Operations

SCHEDULE A

Member and Address	Membership Interest and Membership Percentage
Vanguard Health Management, Inc., d/b/a Vanguard Health Chicago 150 North Wacker Drive, Suite 700 Chicago, Illinois 60606	100%

SCHEDULE B

INITIAL BOARD OF TRUSTEES
OF NEW DIMENSIONS, LLC

Names of Trustees	Term

Tony Tedeschi
(Initial Trustee / Hospital Trustee)	[ __ years]

Robert Urso
(Initial Trustee / Hospital Trustee)	[ __ years]

[Insert]	[Insert]

[Insert]	[Insert]

[Insert]	[Insert]

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